CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS
BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                                                   EXHIBIT 10.20

                                                                  EXECUTION COPY

                            ASSET PURCHASE AGREEMENT


               This Asset Purchase Agreement (the "Agreement") is entered into as of November 15, 2001 by and between AMERICAN HOME PRODUCTS CORPORATION, a Delaware corporation acting through its Wyeth-Ayerst Laboratories Division, with offices at 555 East Lancaster Avenue, St. Davids, Pennsylvania 19087 ("AHPC" or "Seller") and WOMEN FIRST HEALTHCARE, INC., a Delaware corporation with offices at 12220 El Camino Real, Suite 400, San Diego, California 92130 ("Women First" or "Buyer").

         WHEREAS, AHPC is engaged in the business of manufacturing and selling pharmaceutical products, including the Products (as hereinafter defined); and

         WHEREAS, the parties hereto intend that AHPC sell to WOMEN FIRST, and WOMEN FIRST purchase from AHPC, certain assets relating to the Products for use in the Territory (as hereinafter defined), and WOMEN FIRST is willing to assume certain liabilities relating to the Products, all upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         1.01  "Activity Date" shall have the meaning set forth in Section
                -------------
2.2(b).

         1.02  "Affiliate" shall mean, with respect to any Person, any Person
                ---------
which directly or indirectly through stock ownership or through other arrangements either controls, or is controlled by or is under common control with, such Person, provided, however, for purposes of this Agreement the term "Affiliate" shall not include subsidiaries or other entities in which a Person owns a majority of the ordinary voting power to elect the majority of the board of directors or other governing board but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

         1.03  "Aggrieved Party" shall have the meaning set forth in Section 7.2
                ---------------

         1.04  "Allocation Schedule" shall have the meaning set forth in Section
                -------------------
2.4

         1.05  "Applicable Laws" shall mean all laws, statutes, regulations and
                ---------------
ordinances of any Governmental Authority having jurisdiction over the Assets as may be in effect on or prior to the Closing.

         1.06  "Applicable Permits" shall mean any waiver, exemption, variance,
                -----------------
permit, authorization, license or similar approval and any applications therefor (including, but not limited to, FDA New Drug Applications, FDA Abbreviated New Drug Applications and all amendments and supplements thereto), or any portion of any of the foregoing, required to be obtained or maintained under Applicable Laws primarily in connection with the Assets or the sale of the Products in the Territory.

         1.07  "Assets" shall mean collectively the Assumed Contracts, the
                ------
Intellectual Property (subject to the Trademark License Agreement), Applicable Permits, Books and Records, but shall not include the Excluded Assets.

         1.08  "Assumed Contracts" shall mean the Contracts or any portion of
                -----------------
any Contract directly related to the Products, which such Contracts are included in the Assets and the rights and obligations are being conveyed by Seller.

         1.09  "Assumed Liabilities" shall mean any and all liabilities of
                -------------------
Seller arising out of the conduct of the business related exclusively to the Products or the Assets which exist on the Closing Date, other than Excluded Liabilities, including without limitation (i) the obligations of Seller to be performed from and after the Closing under the Assumed Contracts, (ii) except as otherwise provided herein, any and all liabilities of Seller, which arise or may arise from the transfer of the Assumed Contracts or the Intellectual Property to Buyer or from any termination of such Assumed Contracts through the action of Buyer, (iii) to the extent not included in the definition of Excluded Liabilities, product liability claims relating to occurrences of injuries from and after the Closing caused by the Products.

         1.10  "Books and Records" shall mean all files, documents, legal
                -----------------
instruments, papers, books and records (scientific or financial) owned by Seller or any of its Affiliates to the extent that the foregoing directly relate to the Products, including any pricing lists, training materials, customer lists and contracts, vendor lists, archived documents, including raw data and raw data files used to support clinical and regulatory reports, financial data and all documentation relating to the Intellectual Property, but in each case, redacted to exclude information relating to Seller's or any of its Affiliates' products other than the Products.

         1.11  "Cash Closing Payment" shall have the meaning set forth in
                --------------------
Section 3.2.

         1.12  "Closing" shall have the meaning set forth in Section 3.1.
                -------

         1.13  "Closing Date" shall have the meaning set forth in Section 3.1.
                ------------

         1.14  "Code" shall mean the Internal Revenue Code of 1986, as amended.
                ----

         1.15  "Costs" shall have the meaning set forth in Section 7.1.
                -----

         1.16  "Contracts" shall mean all rental agreements, sales orders,
                ---------
licenses, agreements, purchase orders, guarantees and any and all other contracts or binding arrangements primarily relating to the Products, but shall not include any contracts or other binding arrangements primarily related to the Excluded Assets or Excluded Liabilities.

         1.17  "Customer Contracts" shall mean those Contracts and outstanding
                ------------------
bids between Wyeth or its Affiliates and certain third parties pursuant to which such third parties purchase Products from Wyeth or such Affiliates in the Territory.

         1.18  "Costs" shall have the meaning set forth in Section 7.1(a).
                -----

         1.19  "Disclosure Schedule" shall mean that certain schedule identified
                -------------------
as such and delivered by Seller to Buyer pursuant to the Agreement, as the same may be supplemented and updated from time to time pursuant to the Agreement.

         1.20  "Encumbrances" shall mean any and all claims, security interests,
                ------------
assessments, deeds of trust, leases, liens, levies, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures or security agreements, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

         1.21  "Excluded Assets" shall mean all assets of Seller other than the
                ---------------
Assets including but not limited to the following assets of Seller (all of which are expressly excluded from the purchase and sale of the Assets contemplated hereby):

               (i)    cash and cash equivalents;

               (ii)   the Personal Property;

               (iii)  accounts receivable of Seller; and

               (iv) subject to usage by Buyer during the term of the Trademark License Agreement, the Wygesic(R)Trademark.

         1.22  "Excluded Liabilities" shall mean all liabilities,
                --------------------
responsibilities or obligations of Seller and its Affiliates that do not arise out of and are unrelated to the Assets and all of the following liabilities of Seller and its Affiliates (all of which are expressly excluded from the purchase and sale of the Assets contemplated hereby):

               (i)    accounts payable of Seller;

               (ii) product liability claims relating to occurrences of injuries prior to the Closing caused by the Products;

               (iii) liabilities and obligations relating to the Syncom Marketing Agreement and to Syncom Pharmaceuticals, Inc. and its successors and assigns;

               (iv) Indebtedness existing as of the Closing relating to the Assets (other than as specified in this Agreement (i.e.chargebacks, returns, rebates, etc.);

               (v)    liabilities relating to the Excluded Assets; and

               (vi) liabilities and obligations relating to an omission and certain typographical errors in the package insert for the Synalgos Product and the obligation to correct such errors, as disclosed in Section 4.9 of the Disclosure
                                                                 ----------
                      Schedule.
                      --------

         1.23  "FDA" shall mean the Food and Drug Administration, or any
                ---
successor entity thereto.

         1.24  "Governmental Authority" shall mean any governmental department,
                ----------------------
commission, board, bureau, agency, court or other instrumentality of the United States, or any country, jurisdiction, municipality or other political subdivision thereof where any of the Assets are located.

         1.25  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act
                -------
of 1976, as amended, and the rules and regulations promulgated thereunder.

         1.26  "Indebtedness" shall mean, as to any Person, as of any date of
                ------------
determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; and (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any Encumbrance (other than Permitted Encumbrances) on any property owned by such Person, to the extent attributable to such Person's interest in such property, even though such Person has not assumed or become liable for the payment thereof.

         1.27  "Intellectual Property" shall mean all (i) the Trademarks which
                ---------------------
are the subject of the Trademark License Agreement, (ii) Know-how, (iii) the copyrights, copyright registrations and applications for registration and (iv) all other intellectual property rights whether registered or not, in each case which are licensed to or owned by Seller to the extent used in the sale, distribution, marketing, advertising and promotion of the Products in the Territory.

         1.28  "Know-how" shall mean all product specifications (including but
                --------
not limited to a copy of the Drug master file), processes, product designs, inventions, trade secrets, plans, ideas, concepts, manufacturing, engineering and other manuals and drawings, technical information, data, research records, all promotional literature, customer and supplier lists and similar data and information, and all other confidential or proprietary technical and business information licensed to or owned by Seller and related exclusively to the Products; it being understood that "Know-how" shall not include any general manufacturing know-how not exclusively related to the Products, such know-how would be the subject to a paid-up non-exclusive license granted pursuant to this Agreement.

         1.29  "Material Adverse Effect" shall have the meaning set forth in
                -----------------------
Section 4.1.

         1.30  "Minimum Loss" shall have the meaning set forth in Section
                ------------
7.3(a).

         1.31  "Permitted Encumbrances" shall mean (i) liens for Taxes,
                ----------------------
assessments and other governmental charges not yet due and payable, (ii) immaterial mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business, and equipment leases with third parties entered into in the ordinary course of business or other Encumbrances that are a matter of public record, and (iii) other Encumbrances which, individually or in the aggregate, are not material.

         1.32  "Person" shall mean an individual, a corporation, a limited
                ------
liability company, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         1.33  "Personal Property" shall mean all machinery and equipment and
                -----------------
furniture owned or used by Seller.

         1.34  "Product Inventory" shall have the meaning set forth in the
                -----------------
Supply Agreement.

         1.35  "Products" shall mean Equagesic(R), Synalgos(R) and Wygesic(R)
                --------
products sold in the Territory, each as further described on Section 1.35 of the Disclosure Schedule.
-------------------

         1.36  "Purchase Price" shall have the meaning set forth in Section 2.1.
                --------------

         1.37  "Security Agreement" shall mean the agreement substantially in
                ------------------
the form of Exhibit A attached hereto under which AHPC shall take a first
            ---------
security interest in the Assets until full satisfaction of WOMEN FIRST's obligations under the Senior Note.

         1.38  "Seller Consent" shall have the meaning set forth in Section 4.3.
                --------------

         1.39  "Senior Note" shall mean the senior secured promissory note in
                -----------
the principal amount of nine million seven hundred fifty thousand dollars ($9,750,000) substantially in the form of Exhibit B attached hereto to be issued
                                          ---------
by WOMEN FIRST in favor of AHPC and delivered at Closing.

         1.40  "Supply Agreement" shall mean the supply agreement related to the
                ----------------
Products to be provided for sale in the Territory by Buyer or its Affiliates after the Closing made by Seller or its Affiliates, substantially in the form of Exhibit C, attached hereto.
---------

         1.41  "Syncom Marketing Agreement" shall mean that certain Marketing
                --------------------------
Agreement, dated February 29, 1992, between Wyeth-Ayerst Laboratories on its own behalf and on behalf of its affiliate, A. H. Robins Company, Incorporated, and Syncom Pharmaceuticals, Inc., as well as any letter agreements, releases or other agreements relating to such Marketing Agreement.

         1.42  "Systems Transfer Plan" shall have the meaning set forth in
                ---------------------
Section 2.3.

         1.43  "Taxes" (and with correlative meanings, "Tax" and "Taxable")
                -----                                   ---       -------
shall mean all taxes of any kind imposed by a federal, state, local or foreign Governmental Authority, and any payments made to another party pursuant to a Tax sharing arrangement, indemnity or other similar arrangement, including but not limited to those on, or measured by or referred to as income, gross receipts, financial operation, sales, use, ad valorem, value added, franchise, profits, license, withholding, payroll (including all contributions or premiums pursuant to industry or governmental social security laws or pursuant to other tax laws and regulations), employment, excise, severance, stamp, occupation, premium, property, transfer or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by such Governmental Authority with respect to such amounts.

         1.44  "Territory" shall mean the United States of America, and the
                ---------
Commonwealth of Puerto Rico.

         1.45  Trademark License Agreement" shall mean the exclusive license
               ---------------------------
agreement substantially in the form of Exhibit D attached hereto to use (i) the Equagesic(R) and Synalgos(R) trademarks which such trademarks shall be assigned to Buyer upon payment in full is received under the Senior Note, and (ii) a license to use the Wygesic(R) trademark.

         1.46  "Trademarks" shall mean the trademarks and trademark applications
                ----------
set forth on Section 1.46 of the Disclosure Schedule, as well as service marks,
                                 -------------------
trade names, labels, logos and other names and slogans associated with any products or embodying associated goodwill of the Products, whether or not registered, and primarily used in the sale of the Products; but shall not include the trademarks "American Home", "AHPC", "Wyeth", "Wyeth-Ayerst", Wyeth Laboratories" or any derivative or anything imitative thereof or which resembles or is confusingly similar thereto, or the trade names, domain names and associated trade dress, packaging, logos and labels containing "American Home", "AHPC", "Wyeth", "Wyeth-Ayerst", Wyeth Laboratories", or any derivative or anything imitative thereof or which resembles or is confusingly similar thereto.

                                    ARTICLE 2

                           PURCHASE AND SALE OF ASSETS

         2.1 SALE OF ASSETS. (a) Upon the terms and subject to the conditions of this Agreement, (i) Seller shall sell, assign, transfer and deliver to Buyer at Closing, free and clear of all Encumbrances, other than Permitted Encumbrances and subject to the Trademark License Agreement, the Assets and (ii) Buyer shall purchase and accept the Assets from Seller, subject to the Assumed Liabilities and subject to the Trademark License Agreement but not the Excluded Liabilities, for an aggregate purchase price of Seventeen Million Two Hundred and Fifty Thousand Dollars ($17,250,000) (the "Purchase Price") to be paid in accordance with Section 3.2, including the payment of cash at Closing and the issuance and delivery of the Senior Note in the principal amount of Nine Million Seven Hundred and Fifty Thousand Dollars ($9,750,000).

         (b) Upon payment in full of all of Buyer's obligations under the Senior Note, assuming the Trademark License Agreement has not been terminated due to any prior breach by Buyer, Seller agrees to promptly, but in no event later than five business days, assign the Trademarks (other than Wygesic(R)) to Buyer or its designated Affiliate free and clear of all Encumbrances other than the Permitted Encumbrances.

         2.2 ASSUMPTION OF LIABILITIES. (a) With respect to the purchase and sale of the Assets, in addition to payment of the Purchase Price and pursuant to assumption agreements to be executed and delivered in accordance with Section 3.2, Buyer will assume at the Closing and subsequently, in due course, pay, honor and discharge all of the Assumed Liabilities including but not limited to honoring any bid outstanding as of the date of the signing of this Agreement and subsequently resulting in a Contract in Seller's normal course of business shall be included in the Contracts. WOMEN FIRST agrees to honor all of Seller's commitments made in each such Customer Contract with respect to supplying the Products, including, without limitation, the sale prices as adjusted in accordance with such Contracts, for the Products throughout the term of each such Contract. After the Closing, upon Seller's request, Seller and WOMEN FIRST shall request each third party to the Contracts to relieve AHPC of its obligations to provide Products under each such Customer Contract, provided, however, that nothing herein shall require Seller to either (i) adjust prices or terms relating to products other than Products, (ii) make any payments to such third party in consideration for making such price adjustments or modifications to the Customer Contract or (iii) terminate any such Contract with respect to products other than Products.

         (b) CHARGEBACKS. As of the Closing Date, WOMEN FIRST shall be responsible for all customer chargebacks under Customer Contracts for Products sold in the Territory, provided, however, that, AHPC, for a period of six (6) months after the Closing Date, shall reimburse (in accordance with Section 2.2(e)) WOMEN FIRST for all qualified customer chargebacks under Customer Contracts for Products having Activity Dates prior to or within forty-five (45) days following the Closing Date;***

For purposes of this Section 2.2, the "Activity Date" is the date a wholesaler ships the Product to a customer under terms of a Customer Contract or pursuant to a purchase order issued by such customer.

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

         (c) REBATES AND FEES.

               (i)    Medicaid and State Rebate Programs. After Closing, AHPC
                      ----------------------------------
                      shall be responsible to pay rebates for all Medicaid and state rebate programs for the Products and paid for by Medicaid or the state rebate programs prior to the Closing and for which a qualified rebate invoice is issued (whether issued prior to or after the Closing Date). AHPC shall be responsible for all Medicaid and state rebate reporting activity for AHPC-labeled Products before and after the Closing Date. AHPC shall pay rebates for AHPC-labeled Products after the Closing, and WOMEN FIRST shall reimburse (in accordance with Section 2.2(e)) AHPC for post-Closing rebates paid on WOMEN FIRST's behalf.

               (ii)   Managed Care Rebates. After Closing, AHPC shall be
                      --------------------
                      responsible for all managed care rebates for the Products that are paid for by a managed care entity prior to the Closing Date and for which a qualified rebate invoice is issued (whether issued prior to of after the Closing
                      Date). WOMEN FIRST shall be responsible for paying rebates for the Products that are paid for by a managed care entity after the Closing.

               (iii)  Administrative Fees. After Closing, AHPC shall be
                      -------------------
                      responsible for all administrative fees for the Products shipped and invoiced to customers prior to Closing. WOMEN FIRST shall be responsible for all administrative fees for the Products shipped and invoiced to customers after the Closing.

(d) RETURNS. ***

     WOMEN FIRST shall not directly or indirectly encourage return of AHPC-labeled products.

(e) REIMBURSEMENT. WOMEN FIRST and AHPC agree to provide each other with an invoice for amounts due under Sections 2.2(b), 2.2(c), 2.2(d) and 6.4 within thirty (30) days after the end of each calendar quarter (or, if the applicable period during which either party is entitled to reimbursement terminates prior to the end of a calendar quarter, within thirty (30) days after the end of such applicable period) with the documentation required to verify the same. AHPC and WOMEN FIRST agree to reimburse each other in accordance with such Sections within thirty (30) days after the receipt of the invoice and all required documentation. In the event of a dispute over any amounts owed which cannot be resolved between the parties, the parties agree

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

to select a reputable independent national accounting firm mutually acceptable to the parties to determine the actual amounts owed. Such amounts owed shall be no greater than the higher amount nor lower than the lower amount asserted by the parties. The cost of such accounting firm shall be paid by the party asserting the amount farthest from the actual amount to be paid as determined by the accountant; provided, that if there is not at least a ten percent (10%)
                --------
differential (in either direction) between the amount asserted by the party farthest from such actual amount, on the one hand, and such actual amount, on the other hand, the cost of such accounting firm shall be borne equally by the parties. The accountant's determination shall be final and binding upon the parties.

         2.3 SYSTEMS TRANSFER. Seller and Buyer agree to abide by the systems transfer plan set forth as Exhibit E (the "Systems Transfer Plan") to transfer
                           ---------
the processing of chargebacks, government rebates, returns (including the processing of customer credits), obligations under Customer Contracts, pharmacovigilance, customer service functions, and regulatory reporting functions from Seller to Buyer necessary to enable Buyer to use, market, distribute and sell Products in the Territory. Such plan shall be implemented by the Parties as soon as practicable after the Closing.

         2.4 ALLOCATION. If requested by Buyer within thirty (30) days of the Closing Date, the parties agree that the Purchase Price shall be allocated among the Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule to be prepared by Buyer and agreed upon in good faith by the parties (the "Allocation Schedule"). Seller and Buyer covenant and agree to report for tax purposes the allocation of such Purchase Price among the Assets in a manner entirely consistent with the Allocation Schedule.

                                    ARTICLE 3

                               CLOSING; DELIVERIES

         3.1. THE CLOSING. The closing of the sale and purchase of the Assets (the "Closing") shall take place at the offices of AHPC, Five Giralda Farms, Madison, New Jersey 07940 on November 15, 2001 or at such other time, date or place as the parties may mutually agree upon in writing (the "Closing Date"). At the Closing, the parties to this Agreement will exchange funds, certificates and other documents specified in this Agreement.

         3.2. DELIVERIES BY BUYER At the Closing, Buyer shall deliver to Seller the following:

               (i) cash by wire transfer in immediately available funds in the amount of Seven Million Five Hundred Thousand Dollars ($7,500,000) (the "Cash Closing Payment") to an account specified by AHPC in writing delivered to WOMEN FIRST prior to Closing;

               (ii) the Senior Note duly executed by an authorized officer of WOMEN FIRST;

               (iii) the Trademark License Agreement duly executed by an authorized officer of WOMEN FIRST;

               (iv) the Security Agreement attached hereto duly executed by an authorized officer of WOMEN FIRST;

               (v) the Supply Agreement duly executed by an authorized officer of WOMEN FIRST;

               (vi) a certificate, signed by an authorized officer of Buyer, certifying (i) the due organization and good standing of Buyer, (ii) the corporate resolutions of Buyer authorizing the transactions contemplated by this Agreement, and (iii) the incumbency of officers of Buyer executing this Agreement and the other agreements, instruments or certificates delivered upon the Closing;

               (vii)   a letter from WOMEN FIRST to the FDA assuming all
                      obligations under applicable Product new drug applications ("NDAs") and abbreviated new drug applications ("ANDAs") from AHPC, in form reasonably satisfactory to AHPC;

               (viii) such instruments of assumption and other certificates, instruments or documents, in form and substance reasonably acceptable to Seller, as may be necessary to effect Buyer's assumption under Applicable Laws of the Assumed Liabilities; and

               (ix) such other instruments and documents, in form and substance reasonably acceptable to Seller, as may be reasonably necessary to effect the Closing.

               3.3. DELIVERIES BY SELLER At the Closing, Seller shall deliver, or cause to be delivered by their Affiliates, to Buyer the following:

               (i) the Supply Agreement duly executed by an authorized officer of AHPC;

               (ii) the Trademark License Agreement duly executed by an authorized officer of AHPC;

               (iii) the Security Agreement duly executed by an authorized officer of AHPC;

               (iv) bills of sale, deeds and any other appropriate instruments of sale and conveyance, in form and substance reasonably acceptable to Buyer, transferring under Applicable Laws all tangible personal property included in the Assets to be sold to Buyer on the Closing Date;

               (v) a certificate, signed by an authorized officer of each of the Seller, certifying (i) the due organization and good standing of Seller, and (ii) the incumbency of officers of the Seller executing this Agreement and the other agreements, instruments or certificates delivered upon the Closing;

               (vi) a letter from AHPC to the FDA transferring all rights to applicable NDAs and ANDAs owned by Seller for each Product to WOMEN FIRST, in form reasonably satisfactory to WOMEN FIRST;

               (vii)  a receipt for the Cash Closing Payment; and

               (viii) such other instruments and documents, in form and
                      substance reasonably acceptable to AHPC and WOMEN FIRST, as may be necessary to effect the Closing.

         3.4 FURTHER ASSURANCES. From time to time, at Buyer's or Seller's request, whether at or after the Closing Date, Buyer or Seller, as the case may be, shall, and shall execute or cause their respective Affiliates to, execute and deliver such further instruments of conveyance, transfer and assignment, cooperate and assist in providing information for making and completing regulatory filings, and take such other actions as Buyer or Seller, as the case may be, may reasonably require of the other party to more effectively assign, convey and transfer to such party the Assets, and to assume the Assumed Liabilities, as contemplated by this Agreement.

                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER

               Seller represents and warrants to Buyer that the following representations and warranties are true and correct as of the date of this
Agreement:


         4.1. CORPORATE ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Seller has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted and is duly licensed or qualified as a foreign corporation in each domestic or foreign jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not be reasonably expected to have a material adverse effect on the Assets, or the sale of the

Products (a "Material Adverse Effect") or on the ability of Seller to consummate
             -----------------------
the transactions contemplated herein.

         4.2. AUTHORITY RELATIVE TO THIS AGREEMENT. Seller has the requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the other agreements contemplated hereby and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller and no other corporate proceeding is necessary for the execution and delivery of this Agreement or such other agreements by Seller, the performance by Seller of its obligations hereunder or thereunder and the consummation by Seller of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws of general applicability relating to or affecting the enforcement of creditor's rights and general principles of equity.

         4.3. EFFECT OF AGREEMENT The execution, delivery and performance by Seller of this Agreement and the other agreements contemplated hereby and the consummation by Seller of the transactions contemplated hereby and thereby will not require any notice to, filing with, or the consent, approval or authorization of, any Person or Governmental Authority (each a "Seller
                                                                ------
Consent"), except as set forth in Section 4.3 of the Disclosure Schedule. Each
-------                                              -------------------
Seller Consent has been obtained other than where the failure to obtain any such Seller Consent, or to give or make any such notice or filing, would not be reasonably expected to have a Material Adverse Effect. Except as set forth in
Section 4.3 of the Disclosure Schedule, neither the execution and delivery of
                   -------------------
this Agreement or of the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) violate or result in a breach or result in the acceleration or termination of, or require any consent under, or the creation in any third party of the right to accelerate, terminate, modify or cancel, any material indenture, contract, lease, sublease, loan agreement, note or other material obligation or liability to which Seller, to the extent related to the Assets or the Products, is a party or is bound or to which any of the Assets are subject, except for such violation, breach, acceleration or termination which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) conflict with, violate or result in a breach of any provision of Seller's articles of incorporation or by-laws in any material respect, or (iii) conflict with or violate any Applicable Laws or court orders in any material respect.

         4.4. GOOD TITLE TO ASSETS Seller has good title to the Assets, in each case free and clear of all Encumbrances, except as set forth in Section 4.4 of the Disclosure Schedule, or the Permitted Encumbrances. The Assets constitute
    -------------------
all of the material Intellectual Property, Applicable Permits and other rights used in the sale of the Products in the Territory.

         4.5.  CONTRACTS. Section 4.5(i) of the Disclosure Schedule sets forth a
                                                -------------------
list, as of the date hereof, of each Contract, including Customer Contracts, other than (a) purchase orders in the usual and ordinary course of business and
(b) any Contract involving the payment of less than $25,000 per year. Except as set forth in Section 4.5(ii) of the Disclosure Schedule, each Contract listed in
                                    -------------------
Section 4.5(i) of the Disclosure Schedule is a valid and binding agreement and
                      -------------------
is in full force and effect. Except as otherwise provided in Section 4.5(iii) of the Disclosure Schedule, Seller has no knowledge of any material default under
    -------------------
any Contract listed in Section 4.5(i) of the Disclosure Schedule which default
                                             -------------------
has not been cured or waived, except for such defaults as would not be reasonably expected to have a Material Adverse Effect. Except as described on
Section 4.5(iv) of the Disclosure Schedule, to Seller's knowledge, there is no
                       -------------------
event or circumstance which, with the passage of time or the giving of notice or both, would constitute a default or breach by Seller under any of the Contracts listed on Section 4.5(i) of the Disclosure Schedule or would give rise to any
                                -------------------
right of termination or acceleration thereunder except for such default, breach, termination or acceleration as would not be reasonably expected to have a Material Adverse Effect. To Seller's knowledge, there is no assertion by any third party of any claim of material default or breach under any of the Contracts except for such claim as would not be reasonably expected to have a Material Adverse Effect.

         4.6.  INTELLECTUAL PROPERTY RIGHTS

         (a) The Intellectual Property is all of the intellectual property that is directly used in connection with the Assets or the Products and there are no patents associated with the Products.

         (b)   Except as set forth in Section 4.6(b) of the Disclosure Schedule,
                                                            -------------------
               (i) no Person has claimed or, to the knowledge of Seller, threatened to claim, that the conduct of the business utilizing the Assets or selling the Products as currently conducted infringes on or otherwise violates the intellectual property rights of any other Person, (ii) no person is challenging or, to the knowledge of Seller, threatening to challenge, the enforceability or validity of the Intellectual Property, and
               (iii) no Person is infringing or otherwise violating the Intellectual Property except, in each case, for claims, challenges, infringements or violations that would not be reasonably expected to have a Material Adverse Effect.

         (c)   Except as disclosed on Section 4.6(c) of the Disclosure Schedule,
                                                            -------------------
               Seller either (i) owns the entire right, title and interest in and to the Intellectual Property free and clear of any Encumbrances; or (ii) has the right to use the same as currently used in the conduct of the business relating exclusively to the Products or the Assets.

         4.7. LITIGATION AND CLAIMS. (a) Except as set forth in Section 4.7(a) of the Disclosure Schedule (which shall be Excluded Liabilities), and except for
       -------------------
regulatory matters (as to which no representation or warranty is being made except as set forth in Section 4.9), there is no civil, criminal or administrative action, suit, hearing, arbitration, proceeding or investigation pending or, to the knowledge of Seller, threatened against Seller to the extent related to the conduct of the business relating directly to the Assets or the Products ("Litigation"), other than those that would not, individually or in the
  ----------
aggregate, reasonably be expected to have a Material Adverse Effect.

               (b)    Except as set forth in Section 4.7(b) of the Disclosure
                                                                   ----------
Schedule (which shall be Excluded Liabilities), and except for regulatory
--------
matters (as to which no representation and warranty is being made except as set forth in Section 4.9), Seller is not subject to any material order, writ, judgment, award, injunction, or decree of any court or Governmental Authority or any arbitrator or arbitrators to the extent related to the conduct of the business relating exclusively to the Products or the Assets, other than those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         4.8.  COMPLIANCE WITH LAW; APPLICABLE PERMITS. Except as set forth in
Section 4.7 of the Disclosure Schedule or Section 4.8 of the Disclosure
                   -------------------                       ----------
Schedule, and except for regulatory matters (as to which no representation and
--------
warranty is being made except as set forth in Section 4.9), the business relating directly to the Products or the Assets is being conducted in compliance with all Applicable Laws in all material respects, except where the failure so to comply would not be reasonably expected to have a Material Adverse Effect. Seller has all Applicable Permits necessary to conduct the business relating directly to the Products or the Assets as currently conducted, other than those the absence of which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. There are no proceedings pending or, to the knowledge of Seller, threatened which may result in the revocation, cancellation or suspension of any such Applicable Permits, to the extent directly related to the Assets or the Products, other than those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         4.9.  REGULATORY MATTERS. Section 4.9 of the Disclosure Schedule, sets
                                                      -------------------
forth a list of the New Drug Applications, Abbreviated New Drug Applications and new drug submissions for the Product. Except as set forth on Section 4.9 of the Disclosure Schedule, none of the Products require any approval of the FDA or any
-------------------
other Governmental Authority for the purpose for which they are being manufactured or sold in the Territory for which such approval has not been obtained. Except as set forth in Section 4.9 of the Disclosure Schedule, the
                                                    -------------------
Products now being commercially distributed by Seller meet the applicable legal requirements of such jurisdiction in all material respects and all requisite approvals of any Governmental Authority have been duly obtained and are in full force and effect. There is no action or proceeding by the FDA or any other Governmental Authority, including, but not limited to, recall procedures, pending or, to the knowledge of Seller, threatened against Seller relating to safety or efficacy of any of the Products.

         4.10. FINANCIAL INFORMATION. Section 4.10 of the Disclosure Schedule
                                                          -------------------
sets forth unaudited financial information relating to the Products which includes an itemization of gross sales to gross profits for the calendar year ended December 31, 2000 and the nine months ended September 30, 2001. Such cost and expense items have been calculated in good faith from the books and records of AHPC in accordance with the accounting standards of AHPC, consistently applied.

         4.11. NO OTHER AGREEMENTS TO SELL THE ASSETS. None of Seller or any of its officers, directors, shareholders or Affiliates have any commitment or legal obligation, absolute or contingent, to any other Person or firm other than Buyer to sell, assign, transfer or effect a sale of any of the Assets (other than inventory in the ordinary course of business) or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

         4.12. BROKER'S FEES Seller has not employed any broker, finder or investment banker or incurred any liability for any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

         4.13. NO OTHER REPRESENTATIONS OR WARRANTIES; DISCLOSURE. Except for the representations and warranties of Seller expressly set forth in this Agreement, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller, or otherwise in respect of the Assets. Disclosure in a particular Section of the Disclosure Schedule shall be deemed to be a disclosure in all other Sections thereof.

                                    ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF BUYER

               Buyer represents and warrants to Seller that the following representations and warranties are true and correct as of the date of this
Agreement:

         5.1. CORPORATE ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted and is duly licensed or qualified as a foreign corporation in each domestic or foreign jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the business, operations or financial condition of Buyer and its subsidiaries, taken as a whole or on the ability of Buyer to consummate the transactions contemplated herein.

         5.2. AUTHORITY RELATIVE TO THIS AGREEMENT. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the other agreements contemplated hereby and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceeding is necessary for the execution and delivery of this Agreement or such other agreements by Buyer, the performance by Buyer of its obligations hereunder or thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws of general applicability relating to or affecting the enforcement of creditor's rights and general principles of equity.

         5.3. BROKER'S FEES. None of Buyer or any of its Affiliates has employed any broker, finder or investment banker or incurred any liability for any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

         5.4. CONSENTS AND APPROVALS; NO VIOLATIONS. Buyer has valued the purchase of the Assets hereunder at less than $50 million under HSR Act and has determined that no material filing with, and no material permit, authorization, consent or approval of, any public body or authority of any Person, including but not limited to filings under the HSR Act, is necessary for the consummation by Buyer of the transactions contemplated by this Agreement or the other agreements which Buyer will execute pursuant to the terms of this Agreement. The execution and delivery of this Agreement and such other agreements and the consummation of the transactions contemplated hereby and thereby will not (x) conflict with or result in a breach of any of the provisions of the articles of incorporation or by-laws of Buyer, or (y) be subject to the making of the HSR Act filings and the obtaining of the governmental and other consents referred to in this Section 5.4, contravene in any material respect any law, rule or regulation of any state, the United States or any foreign country or any order, writ, judgment, injunction, decree, determination or award currently in effect that is binding upon Buyer or any of its subsidiaries or any of their respective properties.

         5.5. FINANCIAL CAPABILITY. Buyer has sufficient funds or credit facilities to purchase the Assets for the Cash Closing Payment due at Closing, perform and consummate the transactions contemplated by this Agreement including, but not limited to making timely payments under the Senior Note and discharge its obligations under the Assumed Liabilities, on the terms and subject to the conditions set forth in this Agreement.

         5.6. DUE DILIGENCE In connection with the transactions contemplated herein and in the agreements to be executed in connection therewith, Buyer has performed a due diligence investigation of the Assets and the Products. In the course of this investigation, nothing has come to the attention of Buyer that has caused Buyer to reasonably believe that there is a material inaccuracy in any representation or warranty of Seller contained herein.

         5.7. NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties of Buyer expressly set forth in this Agreement, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.

                                    ARTICLE 6

                              ADDITIONAL AGREEMENTS

         6.1 EXPENSES Except as set forth herein, all expenses, including the fees of any attorneys, accountants, investment bankers or others engaged by a party, incurred in connection with this Agreement and the transactions contemplated hereby, shall be paid by the party incurring such expenses.

         6.2 USE OF CERTAIN NAMES Other than with respect to existing Product Inventory, Buyer shall use commercially reasonable efforts to as expeditiously as practicable (but in no event longer than 60 days) revise product literature and labeling, change packaging and stationery, and otherwise discontinue use of the names "American Home", "AHPC", "Wyeth", "Wyeth-Ayerst", Wyeth Laboratories", or any derivative or anything imitative thereof or which resembles or is confusingly similar thereto and variations thereof (collectively, "Names"). In no event shall Buyer use any Names after the Closing in any manner or for any purpose different from the use of such Names during the ninety day period preceding the Closing. After the Closing, Buyer may use the Names to sell Products included in existing Product Inventory until all such Product Inventory is depleted and shall not be required to sticker any such Product Inventory.

         6.3 ACCESS TO RECORDS AFTER CLOSING. (a) For a period of six (6) years after the Closing, Seller and its Affiliates and their respective representatives shall have reasonable access to all of the books and records relating exclusively to the Products or the Assets with respect to periods prior to the Closing Date to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Products prior to the Closing Date. Buyer shall afford such access upon receipt of reasonable advance notice and during normal business hours, and Seller shall be solely responsible for any costs or expenses incurred by them pursuant to this Section 7.3. If Buyer or its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six (6) year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller's expense, to segregate and remove such books and records as Seller may elect.

         (b) For a period of six (6) years after the Closing Date, Buyer and its Affiliates and their respective representatives shall have reasonable access to all of the books and records relating to the Products or the Assets which Seller or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer or its Affiliates, as the case may be, shall be solely responsible for any costs and expenses incurred by it pursuant to this

Section 7.3. If Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six (6) year period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer's expense, to segregate and remove such books and records as Buyer may elect.

     6.4 ROYALTY OBLIGATION. Buyer shall pay Seller a royalty equal to *** of net sales of the Wygesic(R) Product or any successor to the Wygesic(R) Product. This royalty shall be paid by Buyer (in accordance with Section 2.2(e) hereof) on a quarterly basis within 30 days after the end of each calendar quarter ***

                                    ARTICLE 7

                                 INDEMNIFICATION

               7.1. INDEMNIFICATION. (a) Subject to Section 7.3, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and their respective officers, directors, agents, employees, controlling Persons and successors and assigns from any claim, liability, damage, deficiency, loss, lawsuit, judgments, assessments, cost or expense, including interest, penalties, reasonable attorneys' fees and disbursement and costs of investigating and defending against or settling lawsuits, complaints, actions or other pending or threatened litigation (being hereafter referred to in this Article 7 as "Costs"), arising from or attributable to:

               (i) the breach of any representation or warranty made by Seller in this Agreement;

               (ii) any failure of Seller duly to perform or observe any covenant or agreement to be performed or observed by Seller pursuant to this Agreement; and

               (iii)  the Excluded Liabilities.

               (b) Buyer shall indemnify and hold harmless Seller and its Affiliates and their respective officers, directors, agents, employees, controlling Persons and successors and assigns from Costs arising from or attributable to:

               (i) the breach of any representation or warranty made by Buyer in this Agreement;

               (ii) any failure of Buyer duly to perform or observe any covenant or agreement to be performed or observed by Buyer pursuant to this Agreement;

               (iii)  the Assumed Liabilities; and

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

               (iv) except for matters for which Seller would be obligated to indemnify Buyer under Section 7.1(a), all liabilities of Seller arising out of the conduct of the business relating to the Assets and the Products after the Closing.

               7.2. PROCEDURES (i) Promptly after the receipt by any Person entitled to indemnity hereunder of notice under this paragraph 7.2, of (a) any claim or (b) the commencement of any action or proceeding, such Person (the "Aggrieved Party") will, if a claim with respect thereto is to be made against any party obligated to provide indemnification pursuant to this Article 7, (the "Indemnifying Party") give such Indemnifying Party written notice of such claim or the commencement of such action or proceeding and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from such claim, and, upon such assumption, shall cooperate fully with the Indemnifying Party in the conduct of such defense. Such notice shall be a condition precedent to any liability of the Indemnifying Party hereunder; provided, however, that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder. If the Indemnifying Party assumes the defense of any such claim or litigation resulting therefrom, the obligations of the Indemnifying Party as to such claim shall be limited to taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom and to holding the Aggrieved Party harmless from and against any and all Costs caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation resulting therefrom, (subject to Section 7.3). The Aggrieved Party may participate, at its expense, in the defense of such claim or litigation, provided that the Indemnifying Party shall direct and control the defense of
--------
such claim or litigation. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment, except with the written consent of the Aggrieved Party, or enter into any settlement, except with the written consent of the Aggrieved Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Aggrieved Party of a release from all liability in respect of such claim or litigation.

               (ii) If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, the Aggrieved Party may defend against such claim or litigation in such manner as it may deem appropriate and, unless the Indemnifying Party shall deposit with the Aggrieved Party a sum equivalent to the total amount demanded (subject to the limitation set forth in Section 7.3(b)) in such claim or litigation less the Minimum Loss not already incurred, or shall deliver to the Aggrieved Party a surety bond in form and substance reasonably satisfactory to the Aggrieved Party in such amount, the Aggrieved Party may settle such claim or litigation on such terms as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of all Costs incurred by the Aggrieved Party in connection with the defense against or settlement of such claim or litigation, subject to
Section 7.3. If no settlement of such claim or litigation is made, the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of any Costs incurred by the Aggrieved Party in the defense against such claim or litigation, subject to Section 7.3.

               7.3. LIMITATIONS. (a) An Aggrieved Party shall not be entitled to recover any Costs under Section 7.1(a)(i) until the aggregate amount of the
Costs suffered by the Aggrieved Party thereunder shall exceed   *  *  *   (the
"Minimum Loss"), at which time the indemnification provided under Section 7.1(a)(i) shall apply to all Costs in excess of the Minimum Loss, and (b) the maximum liability under Section 7.1(a)(i) for an Indemnifying Party shall not
exceed   *  *  *  in the aggregate. Notwithstanding the foregoing, the limitations set forth in this Section 7.3 shall not apply to breaches of the representations and warranties set forth in Section 4.1, 4.2 and 4.12.

               7.4. INDEMNIFICATION AS SOLE REMEDY. The indemnification provided in this Article 7, subject to the limitations set forth herein, shall be the exclusive post-Closing remedy for damages available to any Aggrieved Party arising out of or relating to this Agreement and the purchase and sale of the Assets hereunder.

                                    ARTICLE 8

                               GENERAL PROVISIONS

               8.1. PUBLIC STATEMENTS. After the Closing, Buyer will issue the press release attached hereto as Exhibit F. Prior to and following the issuance
                                 ---------
of such press release, neither of the parties hereto shall issue or cause the publication of any press release or other announcement (other than communication with customers and the trade) with respect to this Agreement or the transactions contemplated hereby without consulting with and obtaining the consent of the other party, which shall not be unreasonably withheld or delayed; provided,
                                                                  --------
however, that such consent shall not be required where a release or announcement
-------
is required by applicable law, including filings with the Securities and Exchange Commission (provided that the parties request confidential treatment of any confidential information to the maximum extent permitted by Applicable Law).

               8.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by reputable overnight courier or certified mail (return receipt requested) or sent by telecopier (confirmed thereafter by such certified mail) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

               (a)    if to Seller:

                      c/o American Home Products Corporation
                      Five Giralda Farms
                      Madison, New Jersey 07940
                      Attention: Chief Financial Officer

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                      Telecopier Number: (973) 660-7156

                      with a copy to:

                      American Home Products Corporation
                      Five Giralda Farms
                      Madison, New Jersey 07940
                      Attention:  General Counsel
                      Telecopier Number: (973) 660-7155

               (b)    if to Buyer:

                      Women First HealthCare, Inc.
                      12220 El Camino Real, Suite 400
                      San Diego, California  92130
                      Attn: President and Chief Executive Officer
                      Telecopier Number: (858) 509-7538

                      with a copy to:

                      Latham & Watkins
                      12636 High Bluff Drive
                      Suite 300
                      San Diego, CA 92130
                      Attention: Scott N. Wolfe
                      Telecopier Number: (858) 523-5450


               Notice so given shall (in the case of notice so given by mail) be deemed to be given and received on the third calendar day after mailing or the next business day if sent by a reputable overnight courier and (in the case of notice so given by telecopier or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

               8.3. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of the parties hereto shall survive the Closing and shall remain in full force and effect for a period of fifteen months after the Closing Date except that the representations and warranties set forth in
Section 4.4 shall remain in full force and effect for a period of three and one half years after the Closing and the representations and warranties set forth in Sections 4.1, 4.2 and 4.15 and 5.1 through 5.3 shall survive indefinitely.

               8.4. AMENDMENT This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

               8.5. WAIVER. At any time prior to the Closing, any term, provision or condition of this Agreement may be waived in writing (or the time for performance of any of the obligations or other acts of the parties hereto may be extended) by the party that is entitled to the benefits thereof. Failure by a party hereto on one or more occasions to avail itself of a right conferred by this Agreement shall in no event be construed as a waiver of such party's right to enforce said right or any other rights in the future.

               8.6. PARTIES IN INTEREST. This Agreement shall be binding upon, and shall inure to the benefit of the respective successors of the parties hereto, or to an assignee of all of the goodwill and entire business or assets of a party hereto, but shall not otherwise be assignable, except to an Affiliate (provided that the assigning party shall remain responsible for any breach of this Agreement by its Affiliate), without the prior written consent of the other party, which consent will not be unreasonably withheld.

               8.7. GOVERNING LAW; MISCELLANEOUS (a) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; is not intended to confer upon any other Person any rights or remedies hereunder; and shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of New York without giving effect to the principles of conflicts of laws thereunder.

               (b) This Agreement may be executed in one or more counterparts which together shall constitute a single agreement. If any provisions of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

               8.8. DISCLOSURE SCHEDULE. The disclosure of any matter in the Disclosure Schedule shall expressly not be deemed to constitute an admission by Seller or Buyer of its requirement to be disclosed or to otherwise imply that any such matter is material for the purposes of this Agreement.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                                       AMERICAN HOME PRODUCTS CORPORATION
                                       Acting through its Wyeth-Ayerst
                                       Laboratories Division

                                       By: /s/ JEFFREY S. SHERMAN
                                           -------------------------------------
                                           Name:   Jeffrey S. Sherman
                                           Title:  Vice President and
                                                   Associate General Counsel


                                       WOMEN FIRST HEALTHCARE, INC.

                                       By: /s/ EDWARD F. CALESA
                                           -------------------------------------
                                           Name:   Edward F. Calesa
                                           Title:  Chairman, Chief Executive
                                                   Officer and President

                                   EXHIBIT A

                          [Form of Security Agreement]

                                    EXHIBIT B

                              [Form of Senior Note]

                                    EXHIBIT C

                           [Form of Supply Agreement]
                            ------------------------

                                    EXHIBIT D

                      [Form of Trademark License Agreement]

                                    EXHIBIT E

                             [Systems Transfer Plan]

                                       28

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                                    EXHIBIT F

                                 [Press Release]

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